UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2005

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

              A.     On February 18, 2005, the Board of Directors of Graco Inc. (the “Company”) took the following actions:

          (1)     Approved and adopted the Graco Inc. Deferred Compensation Plan (2005 Statement) (the “Plan”) effective May 1, 2005. The Plan provides a select group of management and highly compensated employees with the opportunity to defer receipt of up to 50 percent of base salary and advance sales incentives and up to 100 percent of bonus and year-end sales incentive payments, to direct the amounts deferred into book accounts that mirror the investment options offered in the Company’s 401(k) plan, and to select among several distribution options. Employees eligible to become participants in the Plan include the chief executive officer, vice president or other executive officer, and employees in the classifications sets forth in Schedule II to the Plan, who are selected for participation. Each participant will elect the amount to be deferred, the investment options by which to measure the participant’s account, and the distribution time and method. The administrator of the Plan is Graco Inc. The Plan will not be funded by the Company. When a distribution event occurs, cash will be distributed from the Company’s general assets. The Plan is intended to comply with Section 409A of the Internal Revenue Code, as amended from time to time. A copy of the Graco Inc. Deferred Compensation Plan (2005 Statement) is filed as Exhibit 10.1 to this report.

          (2)     Changed the compensation of non-employee directors by increasing the annual retainer from $26,000 per year to $32,000 per year, and the annual stock option grant from 3000 shares to 3600 shares. These changes will go into effect on April 22, 2005, the date of the annual meeting of shareholders of Graco Inc. A summary of the compensation of the non-employee directors of Graco Inc. as of said date is filed as Exhibit 10.2 to this report.

              B.     On February 18, 2005, the Management Organization and Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company took the following actions:

          (1)     Approved and adopted the Executive Officer Bonus Plan (the “Plan”) effective January 1, 2005. The Plan provides for a cash payment to be made to the executive officers of the Company selected for participation in the Plan, based upon the achievement of certain corporate and divisional financial and non-financial performance targets established by the Compensation Committee. The Compensation Committee has the authority to select, and determine the relationship among, the applicable measures, weights and targets for each performance period, to adjust payments as a result of unusual circumstances and to specify the impact of major events, like acquisitions, on the achievement of targets. A copy of the Graco Inc. Executive Officer Bonus Plan is filed as Exhibit 10.3 to this report.

          (2)     Designated the following executive officers of the Company as participants in the Executive Officer Bonus Plan for 2005: Karen P. Gallivan, James A. Graner, Dale D. Johnson, D. Christian Koch, David M. Lowe, Robert M. Mattison, Patrick J. McHale, Charles L. Rescorla, Mark W. Sheahan, and Fred A. Sutter. The Compensation Committee approved 2005 performance targets for the participants. The measures selected include growth in the following financial measures: consolidated net earnings and consolidated net sales for all participants, divisional or regional earnings, and divisional or regional net sales for the participants managing a segment or region; and the application of specified manufacturing-based non-financial measures to the participant managing manufacturing. The performance measures are weighted as follows: for the operating officers (Johnson, Koch, Lowe, McHale and Sutter), 15 percent each consolidated net earnings and consolidated net sales and 35 percent each divisional or regional earnings and divisional or regional net sales; for the staff officers (Gallivan, Graner, Mattison and Sheahan), 50 percent consolidated net earnings and 50 percent consolidated net sales; and for the manufacturing vice president (Rescorla), 25 percent consolidated net earnings, 25 percent consolidated net sales and 50 percent manufacturing benchmarks. Payouts may range from a minimum of 0 percent to a maximum of 70 percent to a super-maximum of 105 percent of each participant’s base salary, depending upon the level of attainment of each designated performance target.

          (3)     Designated David A. Roberts, Chief Executive Officer and President, as the sole participant in the Executive Officer Incentive Bonus Plan for 2005. The Compensation Committee approved 2005 performance targets for the participant. The financial measures selected are growth in consolidated net earnings and consolidated net sales weighted equally. Mr. Robert's payout may range from a minimum of 0 percent to a maximum of 100 percent to a super maximum of 150 percent of the participant’s base salary, depending upon the level of attainment of each designated performance target.

          (4)     Granted to David A. Roberts, President and Chief Executive Officer, a special bonus of $100,000 in recognition of his significant contributions to the outstanding sales and earnings performance of the Company in 2004. This special bonus will be paid in March 2005 and will be in addition to the bonus to be paid to Mr. Roberts under the 2004 Executive Officer Annual Incentive Bonus Plan.

Item 9.01 Financial Statements and Exhibits

      (c) Exhibits

Exhibit No.	Description

10.1	Graco Inc. Deferred Compensation Plan (2005 Statement)

10.2	Summary of Compensation of the Non-Employee Members of the Board of Directors of Graco Inc.

10.3	Executive Officer Bonus Plan

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.
Date:	February 25, 2005	By:	\s\Robert M. Mattison
Robert M. Mattison
		Its:	Vice President, General Counsel and Secretary